Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-260680) pertaining to the 2007 Stock Plan, 2017 Stock Incentive Plan, 2021 Incentive Award Plan and 2021 Employee Stock Purchase Plan of Sonendo, Inc.,

(2) Registration Statement (Form S-8 No. 333- 263803) pertaining to the 2021 Incentive Award Plan and Sonendo, Inc. 2021 Employee Stock Purchase Plan of Sonendo, Inc., and

(3) Registration Statement (Form S-3 No. 333- 268174) of Sonendo, Inc.;

of our report dated March 8, 2023, with respect to the consolidated financial statements of Sonendo, Inc. included in this Annual Report (Form 10-K) of Sonendo, Inc. for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Irvine, California

March 8, 2023